Exhibit 1.A.(5)(j)

                        Dollar Cost Averaging Endorsement

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                 TRANSAMERICA OCCIDENTAL LIFE INSURANCE COMPANY
                               ( A STOCK COMPANY)

                      Home Office: Los Angeles, California
                   Administrative Office: Clearwater, Florida

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                                   ENDORSEMENT

This Endorsement is made a part of the Policy to which it is attached.

DOLLAR COST AVERAGING            We will automatically transfer pre-determined
                                 amounts from the designated Account to any other Subaccount in accordance with the Owner's current premium allocation instructions. The transfers will be made on a monthly basis subject to the following:

                                 1.       We must receive proper written
                                          election of this option on a form
                                          provided
                                          by Us;
                                 2.       The entire Initial Premium must be
                                          allocated to the designated Dollar
                                          Cost Averaging Account;
                                 3. The amount transferred each month may not be less than the amount transferred when the Dollar Cost Averaging begins.

                                 The first transfer will occur on the
                                 Monthiversary following the Policy Date. Each transfer which occurs under the Dollar Cost Averaging option will be without charge but will be counted toward the number of transfers allowed without charge under the Policy.

                                 Dollar Cost Averaging will terminate if We receive:

                                 1. Written instruction from the Owner for cancellation;
                                 2. Election to participate in any Asset Rebalancing Program; or
                                 3.       Notification of election to
                                          participate in any asset allocation
                                          service provided by a third party.

                                 We reserve the right to discontinue, modify or suspend Dollar Cost Averaging at any time following prior written notification to all Policy owners.

Except as otherwise set forth above, this Endorsement is subject to the exclusions, definitions and provisions of the Policy.

Signed for Us at Our Office in Clearwater, Florida.

    /s/ JAMES W. DEDERER                     /s/
          Secretary                              President